14 December 2022

Gaussian Robotics Pte Ltd
71 Ayer Rajah Crescent #03-07
Singapore 139951

ATTN: Mr Aloysius Chong

Dear Aloysius,

EXTENSION OF DISTRIBUTION AGREEMENT

We refer to the EXCLUSIVE DISTRIBUTION AND PARTNERSHIP AGREEMENT between Gaussian Robotics Pte Ltd and Shanghai Gaussian Automation Technology Development Co Ltd that was entered on 1 December 2020.

We would like to inform you that we do not typically renew distribution agreements earlier than 6 months before contract expiry. However, in view of the IPO process of your parent company, IFSC Pte Ltd, we would like to confirm that we will extend the agreement by a further 24 months from 1 December 2023.

We consent to this letter being disclosed as part of IFSC Pte Ltd's IPO process.

Sincerely,

Edward Cheng
CEO
Shanghai Gaussian Automation Technology Development Co Ltd

上海高仙自动化科技发展有限公司